Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Worthington Industries, Inc.:

We consent to the use of our reports dated July 30, 2014, with respect to the consolidated balance sheets of Worthington Industries, Inc. and subsidiaries as of May 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, equity, and cash flows for each of the years in the three-year period ended May 31, 2014, and the related financial statement schedule, and the effectiveness of internal over financial reporting as of May 31, 2014, incorporated herein by reference.

Our report dated July 30, 2014 on the effectiveness of internal control over financial reporting as of May 31, 2014, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of Worthington Industries, Inc.’s internal control over financial reporting, internal control over financial reporting of TWB Company, L.L.C., a business acquired by the Company during 2014. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of TWB Company, L.L.C.

/s/ KPMG LLP

Columbus, Ohio

August 15, 2014